Exhibit 10.11
2007 - 2008 STRATEGIC INCENTIVE PLAN (SIP)
SUMMARY TERMS AND CONDITIONS

Purpose	Reward achievement of two year goals
Eligibility	Key managers and above identified on an individual basis.
Performance Period	Two- year overlapping performance periods are used.
Performance Measures
Funding to be based on cumulative performance for the two-year period versus the following measures:
▪  60% overall Brunswick financial goals weighted 50% Corporate Brunswick Value Added (BVA) and 50% Earnings per Share (EPS). BVA defined as profits after-tax; reduced for cost of capital charge (capital to include working, fixed and other assets; cost of capital will include debt and equity)
▪  40% performance against Strategic Factors.

Funding Review and Approval
The following steps will be taken to review and approve funding:

▪  CFO will review actual results quarterly to evaluate established accruals.
▪  CEO will review performance at end of performance period and recommend funding to Human Resource and Compensation Committee as appropriate.
▪  Committee will review and approve funding as deemed appropriate.

Individual Awards
Individual awards will be determined on a discretionary basis using overall Brunswick performance, evaluation of individual performance for the performance period, target incentives as a percent of salary and covered salary (actual paid for final year of performance period).

Individuals must be employed at end of performance period to receive an award, except those terminating due to death or permanent and total disability will be eligible to receive individual awards.

Timing of Award Payments	As soon as practical after financial results are confirmed and appropriate approvals obtained.
Claw Back
The Human Resources and Compensation Committee will evaluate the facts and circumstances of any restatement of earnings due to fraud or intentional misconduct that results in material noncompliance with any financial reporting requirement and, in its sole discretion, may require the repayment of all or a portion of bonus awards from individual(s) responsible for the restatement and others assigned to salary grade 21 and above, including senior executives, as deemed appropriate by the Committee.

Nothing contained in these materials constitutes or is intended to create a promise of an individual incentive award or a contract of continued employment. Employment is at-will and may be terminated by either the employee or Corporation for any reason at any time.